Exhibit 99(f)
CONSENT OF MICHAEL J. QUILLEN

TO BE A DIRECTOR OF CLEVELAND-CLIFFS INC
     In accordance with Rule 438 under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Cleveland-Cliffs Inc (the “Company”), and all amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission on or about August 8, 2008, as a person who is to become a director of the Company upon consummation of the transactions contemplated in the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.
Dated: August 8, 2008

/s/ Michael J. Quillen
Michael J. Quillen